Exhibit 99.1

REX ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

SIX MONTHS ENDED JUNE 30, 2010

Introduction

On June 30, 2010, Rex Energy Corporation (the “Company”), through its wholly owned subsidiary, Rex Energy Rockies, LLC, a Delaware limited liability company (“Rex Rockies”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Duncan Oil Partners, LLC, a Colorado limited liability company (“Duncan”), pursuant to which Rex Rockies agreed to purchase from Duncan all of its right, title and interest in and to certain oil and gas leases covering approximately 26,900 gross (18,700 net) acres located in the Denver-Julesburg Basin in Laramie County, State of Wyoming. Under the terms of the Purchase Agreement, Rex Rockies agreed to pay Duncan a purchase price equal to $1,000 per net leasehold acre conveyed at closing, for a total purchase price of approximately $18.7 million. The Purchase Agreement provided that at closing the purchase price may be adjusted upwards or downwards based upon the final number of net leasehold acres being conveyed by Duncan to Rex Rockies following Rex Rockies’ title review of the oil and gas leases and related assets. Pursuant to the Purchase Agreement, Rex Rockies agreed to pay Duncan approximately $1.9 million to serve as a deposit to be credited toward payment of the purchase price at the closing, which was paid by Rex Rockies concurrently with the execution of the Purchase Agreement.

On July 30, 2010, following its review of title to the oil and gas leases, Rex Rockies purchased Duncan’s oil and gas interests in approximately 18,375 net acres for a total purchase price of approximately $18.4 million, less the deposit previously paid to Duncan. Under the terms of the Purchase Agreement, Rex Rockies may purchase Duncan’s oil and gas interests in an additional 320 net acres in the event that certain title defects relating to the acreage are cured by Duncan within a period of 90 days from the closing date.

The adjustments presented in the unaudited pro forma Consolidated Balance Sheet are based on currently available information and certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the acquisition of this acreage. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with U.S. generally accepted accounting principles. Pro Forma Consolidated Statements of Operations for the six months ended June 30, 2010 and the year ended December 31, 2009, have not been provided because the transaction would not have had a material impact.

REX ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

($ in Thousands, Except Per Share Data)

	June 30, 2010
	Rex Energy Corporation Historical	Pro Forma Adjustments		Rex Energy Corporation Pro Forma
ASSETS
Current Assets
Cash and Cash Equivalents	$13,378	$(3,476	) (a)	$9,902
Accounts Receivable	8,068	—		8,068
Short-Term Derivative Instruments	3,943	—		3,943
Deferred Taxes	—	—		—
Inventory, Prepaid Expenses and Other	1,553	—		1,553

Total Current Assets	26,942	(3,476)		23,466
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	226,235	—		226,235
Unevaluated Oil and Gas Properties	112,876	18,375	(b)	131,251
Other Property and Equipment	41,441	—		41,441
Wells and Facilities in Progress	42,280	—		42,280
Pipelines	5,162	—		5,162

Total Property and Equipment	427,994	18,375		446,369
Less: Accumulated Depreciation, Depletion and Amortization	(84,884)	—		(84,884)

Net Property and Equipment	343,110	18,375		361,485
Other Assets – Net	1,975	(1,869	) (c)	106
Intangible Assets – Net	993	—		993
Investment in RW Gathering	4,108	—		4,108
Long-Term Derivative Instruments	3,179	—		3,179

Total Assets	$380,307	$13,030		$393,337

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$10,287	$—		$10,287
Accrued Expenses	9,460	—		9,460
Short-Term Derivative Instruments	2,108	—		2,108
Current Deferred Tax Liability	345	—		345

Total Current Liabilities	22,200	—		22,200
Senior Secured Line of Credit and Long-Term Debt	15,035	13,030	(d)	28,065
Long-Term Derivative Instruments	—	—		—
Long-Term Deferred Tax Liability	5,146	—		5,146
Other Deposits and Liabilities	4,504	—		4,504
Future Abandonment Cost	16,639	—		16,639

Total Liabilities	63,524	13,030		76,554
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 and 44,049,533 shares issued and outstanding on June 30, 2010.	44	—		44
Additional Paid-In Capital	373,520	—		373,520
Accumulated Deficit	(72,632)	—		(72,632)

Rex Energy Owners’ Equity	300,932	—		300,932
Noncontrolling Interests	15,851	—		15,851

Total Owners’ Equity	316,783	—		316,783

Total Liabilities and Owners’ Equity	$380,307	$13,030		$393,337

REX ENERGY CORPORATION

NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

1. Basis of Presentation

The historical Consolidated Balance Sheet as of June 30, 2010 is derived from and should be read in conjunction with the Company’s unaudited Consolidated Balance Sheet in our June 30, 2010 Form 10-Q, which was filed with the Securities and Exchange Commission on August 4, 2010.

The pro forma adjustments in the accompanying Consolidated Balance Sheet have been prepared as if the purchase of the Duncan acreage was completed on June 30, 2010. The pro forma Balance Sheet does not contend to be indicative of the financial position or results of the Company’s operations as of such date or for such periods, nor is it necessarily indicative of future results.

2. Pro Forma Adjustments and Assumptions

The unaudited pro forma Consolidated Balance Sheet gives pro forma effect to the following:

(a)	Reflects the estimated Cash and Cash Equivalents available towards the purchase price of the acreage.

(b)	Reflects the increase to Unevaluated Oil and Gas Properties for the full purchase price of the acreage.

(c)	Reflects the deposit paid to Duncan in June 2010, which at the time of purchase was reclassified to Unevaluated Oil and Gas Properties.

(d)	Reflects the estimated amount to be used towards the purchase from our Senior Credit Facility.